Exhibit 96.1

February 2026

Technical Report Summary

(under Item 1300 of Regulation S-K under the US Securities Act)

Technical Report Summary for the Chilwa Critical Minerals Project - Malawi

Report prepared by:

●	Belenos Holdings (Pty) Ltd

CHILWA MINERALS - TECHNICAL REPORT SUMMARY

Contents

1.0	Executive Summary	1

1.1	Introduction	1
1.2	Property Description	1
1.3	Accessibility, Climate, Local Resources, Infrastructure and Physiography	1
1.4	History	2
1.5	Geological Setting, Mineralization, and Deposit	2
1.6	Exploration	3
1.7	Sample Preparation, Analyses, and Security	4
1.8	Data Verification	4
1.9	Mineral Processing and Metallurgical Testing	4
1.10	Mineral Resource Estimate	5
1.11	Conclusion and recommendations	7

2.0	INTRODUCTION	8

2.1	Introduction	8
2.2	Terms of Reference	8
2.3	Qualified Persons	10
2.4	Qualified Person Laboratory Visit and Site Visit	10
2.5	Information Sources and References	11
2.6	Report Date	11

3.0	Property Description	11

3.1	Location	11
3.2	Mineral Tenement and Land Tenure Status	12
3.3	Environmental Factors and Assumptions	12

4.0	Accessibility, Climate, Local Resources, Infrastructure and Physiography	12

4.1	Accessibility	12
4.2	Climate	13
4.3	Local Resources	13
4.4	Infrastructure	13
4.5	Physiography	13

5.0	History	15

6.0	Geological Setting and Mineralization	15

6.1	Malawi Geology	15
6.2	Regional Geology	16

7.0	deposit types	18

8.0	exploration	19

8.1	Historic Exploration	19
8.2	Current Exploration	20

9.0	Drilling	20

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CHILWA MINERALS - TECHNICAL REPORT SUMMARY

10.0	SAMPLE PREPARATION, ANALYSES, AND SECURITY	22

10.1	Sample Preparation	22
10.2	Analyses	23
10.3	Quality Assurance and Quality Control (QAQC)	23

11.0	Data verification	25

12.0	Mineral Processing and Metallurgical Testing	25

13.0	Mineral Resource Estimate	26

13.1	Modelling	26
13.2	Statistical Analysis	26
13.3	Variography	26
13.4	Mineral assemblages	26
13.4.1	Mineralogy	26
13.4.2	Ilmenite, Rutile and Zircon	27
13.4.3	Zircon	27
13.4.4	Monazite	27
13.4.5	Almandine Garnet	28
13.4.6	XRF and QEMSCAN Analysis	28
13.5	Block Modelling and Grade Estimation	28
13.6	Grade Estimation Plan and Parameters	28
13.7	Relative Density (RD)	33
13.8	Block Model Validations	34
13.8.1	Visual Validation	34
13.8.2	Average Grade Conformance	38
13.8.3	Swath Plot Check	39

14.0	resource classification	40

15.0	resource statement	42

16.0	Conclusion and recommendations	44

17.0	REFERENCES	44

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CHILWA MINERALS - TECHNICAL REPORT SUMMARY

TABLES

Table 1.	List of abbreviations and technical terms.	8
Table 2.	Drillholes and intersections used in the June 2025 Mineral Resource estimations (Chilwa Minerals, 2025a).	21
Table 3.	Drill holes and intersections used in the November 2025 Mineral Resource estimation update for Mposa (Chilwa Minerals, 2025b).	21
Table 4.	Resampled statistics (AMC,2023).	23
Table 5.	Statistics of the Mposa deposit of the aircore samples versus the sonic samples (Chilwa Minerals, 2025a).	24
Table 6:	Summary results of the field duplicates analyses (Chilwa Minerals, 2025a).	24
Table 7:	Summary results of the HG and LG Standard analyses (Chilwa Minerals, 2025b).	24
Table 8:	Summary results of the Blank analyses (Chilwa Minerals, 2025a).	24
Table 9:	Summary results of the laboratory repeats (Chilwa Minerals, 2025a).	25
Table 10:	Ilmenite and associated minerals (Wallmach et al, 2008).	27
Table 11:	Estimation parameters for the June 2025 estimations for the project area (Chilwa Minerals, 2025a).	30
Table 12:	Estimation parameters for the November 2025 update of Mposa Main NE and SW domains (Chilwa Minerals, 2025b).	30
Table 13.	The average dry bulk density values per deposit (AMC, 2023).	33
Table 14:	Comparisons of global input data with block model grades for all the deposits in the June 2025 estimates (Chilwa Minerals, 2025a).	38
Table 15:	Comparisons of global input data with block model grades for the domains of Mposa in the November 2025 update (Chilwa Minerals, 2025b).	39
Table 16.	The Mineral Resource estimations of the Chilwa Deposits with a 1.0% THM cut-off as at 21 November 2025 (Chilwa Minerals, 2025a and 2025b).	43

FIGURES

Figure 1.	Regional map showing the Project areas and the Chilwa Tenement (EL0670/22R1, EL0671/22R1 and EL0835/25), (Chilwa Minerals, 2025).	11
Figure 2.	Regional image of southern Malawi showing the location of Lake Chilwa (Google Earth).	14
Figure 3.	Simplified geological map of Malawi (Schlüter, 2008).	16
Figure 4.	Regional geology of the Lake Chilwa/Zomba area (after Garson, 1960 and Bloomfield, 1965 op. cit. AMC, 2023).	17
Figure 5:	Theoretical TiO2-contents in FeTi-oxide phases (wt %) (Wallmach et al, 2008).	27
Figure 6.	The Mposa block model (November 2025 update) with the estimated THM % in plan view (Chilwa Minerals, 2025b) .	31
Figure 7.	The Halala block model with the estimated THM % in plan view (Chilwa Minerals, 2025a).	32
Figure 8.	The Nkomato block model with the estimated THM % in plan view (Chilwa Minerals, 2025a).	32
Figure 9.	The Beacon (left) and Namanja West (right) block models with the estimated THM % in plan view (Chilwa Minerals, 2025a).	33
Figure 10.	Section 3 in the southern part of the Mposa deposit (6X vertical exaggeration) (November 2025 update) (Chilwa Minerals, 2025b).	34
Figure 11.	Section 1 in the Dune area of the Mpyupyu deposit (6X vertical exaggeration) (Chilwa Minerals, 2025a).	34
Figure 12.	Section 2 in the Flat area of the Mpyupyu deposit (6X vertical exaggeration) (Chilwa Minerals, 2025a).	35
Figure 13.	Section 1 in the Bimbi deposit (6X vertical exaggeration) (Chilwa Minerals, 2025a).	35
Figure 14.	Section 2 in the Bimbi NE deposit (6X vertical exaggeration) (Chilwa Minerals, 2025a).	36
Figure 15.	Section 1 in the Nkotamo deposit (6X vertical exaggeration) (Chilwa Minerals, 2025a).	36
Figure 16.	Section 1 in the Halala deposit (6X vertical exaggeration) (Chilwa Minerals, 2025a).	37
Figure 17.	Section 1 in the Beacon deposit (6X vertical exaggeration) (Chilwa Minerals, 2025a).	37
Figure 18.	Section 1 in the Namanja West deposit (6X vertical exaggeration) (Chilwa Minerals, 2025a).	38
Figure 19.	The Mineral Resource classification on Mposa Main and North (Chilwa Minerals, 2025b).	40
Figure 20.	The Mineral Resource classification on Bimbi (Chilwa Minerals, 2025a).	41
Figure 21.	The Mineral Resource classification on Mpyupyu (Chilwa Minerals, 2025a).	42

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CHILWA MINERALS - TECHNICAL REPORT SUMMARY

1.0	Executive Summary

1.1	Introduction

Chilwa Minerals Ltd (CML) requested Belenos Holdings (Pty) Ltd (Belenos) to prepare a technical report for the Chilwa Critical Minerals Project in compliance with Item 1300 of Regulation S-K promulgated by the United States Securities and Exchange Commission (SEC). The Project is in southern Malawi along the shores of Lake Chilwa.

1.2	Property Description

Lake Chilwa is in Southern Malawi on the eastern border with Mozambique. The Project is located along the shores of Lake Chilwa, covers an area of 881.0156 km2 and historic exploration work on the northern and western shores indicated the presence of well mineralized fluvial and aeolian deposits with potential for economic exploitation of ilmenite and zircon.

1.3	Accessibility, Climate, Local Resources, Infrastructure and Physiography

Malawi is a landlocked country in Southeastern Africa. It is bordered by Zambia to the west, Tanzania to the north and northeast, and Mozambique to the east, south, and southwest The Nacala (harbour town on the Mozambique coast) Corridor railway line runs along the northern shore of Lake Chilwa. Access to the northern and western shore of Lake Chilwa is relatively easy in the dry season but can be tricky during the wet months. The area is densely populated and villages practicing subsistence farming widespread in the area.

Malawi’s climate is subtropical, characterized by two seasons: summer and winter. The climate is significantly modified by the varying country’s topography. Summer is wet but hot and starts from October to April.

Malawi is among the world's least developed countries. Around 85% of the population lives in rural areas. The economy is based on agriculture, and more than one-third of GDP and 90% of export revenues come from this.

Malawi has 31 airports, seven with paved runways (two international airports) and 24 with unpaved runways. The country has 797 kilometres (495 mi) of railways, all narrow-gauge, and, as of 2003, 24,866 kilometres (15,451 mi) of roadways.

Lake Chilwa is in Southern Malawi, on the eastern border with Mozambique. The town of Zomba is located 20 km to the west of the EL, and the commercial capital of Blantyre, is located 80 km to the southwest.

CHILWA MINERALS - TECHNICAL REPORT SUMMARY

1.4	History

Historic work includes academic studies, prospecting by Brinkmann (Brinkmann 1991, 1992, and 1993), by companies (Millennium Mining Limited Investments, Tate Minerals, and Mota Engil Investments (Malawi) Limited) which included auger drilling, aircore drilling, pitting and bulk sample testing.

1.5	Geological Setting, Mineralization, and Deposit

Malawi geology is dominated by the East African Rift with Lake Chilwa the most southern major lake associated with the rift valley.

The regional geology and structural evolution of the Lake Chilwa region in southern Malawi have played a pivotal role in the formation of the lake and in the deposition and preservation of heavy mineral sands (HMS) within the Exploration Licence area. The basement geology is dominated by Pre-Cambrian Age Basement Complex rocks, including paragneisses and orthogneisses, which are widely exposed across the region. These rocks mainly comprise charnockitic gneiss, hornblende-biotite gneiss, and biotite gneiss, with granulite and quartzite occurring particularly to the north of the lake. Many of these basement units contain ilmenite and zircon as accessory minerals. Some of the biotite gneisses are described as garnetiferous, suggesting localized enrichment of heavy minerals. In addition, Pre-Karoo igneous rocks such as the Domasi biotite-granite and associated microgranites, which crop out along the Domasi River, also host abundant titanomagnetite and ilmenite. These rocks contribute significantly to the regional heavy mineral assemblage and the source potential for HMS deposits. A substantial component of the local geology is made up of Jurassic and Cretaceous age alkaline intrusives of the Chilwa Alkaline Province. These include major geological features such as the Zomba Massive (Malosa Mountain) to the west, the Mulanje Massive to the south, and the Mongolowe/Chaone/Chikala Hills to the northwest. Dominant lithologies include nepheline syenite, quartz syenite, and nepheline, with additional intrusives such as the Mpuyupyu Hill syenite and the carbonatite complexes of Chilwa Island and Tundulu. These rocks are consistently reported to contain zircon and ilmenite as major accessory minerals, reinforcing their role as significant contributors to the regional HMS potential.

Sediments that were deposited as HMS deposits at Lake Chilwa were eroded and transported from the regional rock masses by various rivers. Studies have shown that because of a predominant SE wind, a north flowing longshore current developed along the western shore of Lake Chilwa during the 631 masl period. The current transported sediments supplied by the rivers northwards along the shore. Fine material was winnowed out through wave action and moved northwards while the larger particles and HMS lagged behind and was concentrated on the beach through the removal of the fine and lighter particles. The SE wind probably also removed fine particles from the beached during lower lake levels and further concentrated the larger and heavier grains. Sediments deposited on the beaches were constantly reworked and matured through a combination of the pulses of sediment supply by the rivers, the longshore current, wave and wind action and fluctuating lake levels.

CHILWA MINERALS - TECHNICAL REPORT SUMMARY

1.6	Exploration

Claus Brinkmann (Brinkmann, 1991; Brinkman, 1992; Brinkmann, 1993) worked on the Mpyupyu deposit between 1991 and 1993 as part of an initiative by the German Federal Government to aid mineral evelopment in Malawi.

Millennium Mining Limited Investments (MML) explored the north shore HMS deposits with an auger drill programme of 31 holes and 104 air core (AC) holes were completed by Wallis Drilling on a 100 m × 100 m grid.

Tate Minerals (Tate) applied for the Lake Chilwa EL in 2012. Tate retrieved and digitized all available data and reports and had independent consultants review the results. In 2014, Tate entered a JV with Mota-Engil Investments (Malawi) Limited (MEIML) to explore the HMS deposits identified by previous exploration activities.

MEIML undertook several early-stage assessment programmes, including metallurgical and process testwork studies, in 2014 and 2015 to verify the presence and HM content of the HMS deposits identified by earlier exploration work. This included auger drilling on existing and new targets as well preliminary process optimization and metallurgical studies.

In 2021, Luso Global Mining B.V. (LGM), a fully owned subsidiary of MEIML, expressed a renewed interest in the Project and requested AMC to update the previous MREs using the re-assayed samples. AMC produced an updated mineralized inventories for Bimbi (including Northeast Bimbi), Mpyupyu, Mposa, and Halala, reporting the inventories at 1.0%, 3.0%, and 5.0% THM cut-offs.

In 2022, Chilwa Minerals Ltd (CML) concluded the current agreement with LGM. CML requested AMC to constrain the MREs prepared for LGM in 2021 to demonstrate the requirement of reasonable prospects for eventual economic extraction (RPEEE). AMC reported the MREs for the Bimbi (including Northeast Bimbi), Mpyupyu, Mposa, and Halala, at 1.0%, 1.5%, and 3.0% THM cut-offs.

CML’s drilling program at the Mposa Main (Mposa) target area commenced on 9 October 2023. The drilling program was designed to test the extent of potential mineralisation at depth as well as its lateral continuity by twinning selected existing holes as well as drilling further holes in the areas adjacent to Mposa. (Chilwa Minerals, 2024). Drilling was spaced 25m across-strike and 100m along strike for most of the targets in the Chilwa project area. Except for Mposa and Mpyupyu Dune, the Sonic drilling was on a nominal 50m across strike and 50m along strike grid.

CHILWA MINERALS - TECHNICAL REPORT SUMMARY

1.7	Sample Preparation, Analyses, and Security

The estimation relies on data from two distinct exploration phases, being the recent work undertaken by Chilwa Minerals, utilising Sonic rigs to extract core for Heavy Liquid Separation (‘HLS’) assay (Sonic), and the 2014-2016 work undertaken by previous owners MEIML, utilising Aircore rigs as the principal means of capturing samples for HLS assay (Aircore).

Sample representivity was ensured through field duplicates generated from the final split of randomly selected samples—one in every 20. Additionally, blanks, site-constructed reference samples, and umpire samples (5% replication) were inserted per batch to monitor data quality. The final 1 kg sample, produced using proper riffle splitting techniques, is considered representative, comprising roughly 10% of the original parent sample.

Sample preparation involved initial drying, then crushing to 80% passing 3mm, followed by splitting of a sub-sample on a rotary splitter. The sub-sample (approximately 500g) was sent by air freight to LDE where it was analysed for slimes %, Oversize % and THM %. The Competent Person is of the opinion that the sampling techniques were to industry accepted standards.

The samples were sent for Heavy Liquid Separation assay at ALS Laboratory in Perth, Austaralia and, from 2025, to LightDeepEarth Laboratory (LDE), in Pretoria, South Africa (Chilwa Minerals, 2025a).

Within the QAQC process, the statistics of the Mposa deposit were compared between the aircore samples and the sonic samples and they correlate very well with only higher variances within the sonic samples.

The QAQC analyses on the Mposa sonic drillhole samples, were done on the field duplicates, the standards, the blanks and the laboratory repeats and the summary results were mostly acceptable.

1.8	Data Verification

Verification includes various methods to check and validate the data supplied.

1.9	Mineral Processing and Metallurgical Testing

Several metallurgical studies were completed by SGS, Mintek, AML and LDE on representative samples from the HMS deposits of the Lake Chilwa project. Detailed reports are available for the studies. The studies show that the mineralized sand from the HMS deposits can be processed into high grade ilmenite and zircon products with high recovery rates.

CHILWA MINERALS - TECHNICAL REPORT SUMMARY

1.10	Mineral Resource Estimate

Sectional interpretation was done on all the Chilwa Northern Deposits (Nkotamo, Halala, Beacon and Namanja West) on the project. On each section line the basal clay contact were modelled. These sectional interpretations were then wireframed to form DTM surfaces. The modelled basal clay contact of Mposa used, was modelled by the project geologist in Leapfrog. The basal clay contacts of Bimbi, Bimbi NE and Mpyupyu used, was modelled by AMC.

Univariate statistical analysis was carried out on the variables, THM %, Slimes % and Oversize % of the 1 m composited drillhole data on all the deposits in the June 2025 estimations, using Excel and Surpac.

Reflecting an overall change in strike from NNE to NE over the 8km of strike of the Mposa deposits, three mineralised domains were created in the November 2025 update, Main NE, Main SW (together referred to as Mposa Main) and Mposa North, that were formed along the northwestern edge of Lake Chilwa. Univariate statistical analysis was carried out on the variables, THM %, Slimes % and Oversize %, HfO₂ %, TiO₂ %, and ZrO₂ % of the 1m composited drill hole data using Excel and Surpac for each domain.

The inverse distance method for grade interpolation was used for the project area, with the estimation parameters derived from calculated variograms. Variograms were modelled for the following variables: THM %, Slime % and Oversize % from the composite data for each deposit area: Mposa NE and SW, Mpyupyu, Bimbi, Bimbi NE and Chilwa North. Variograms were calculated in Surpac with the composite data.

Mineralogy has been undertaken on THM concentrates using chemical data obtained using XRF combined with QEMSCAN analysis.

Block models with block sizes of 100m X 100m X 1m and minimum sub blocking of 25m X 25m X 0.5m were created within Surpac for all the HMS deposits in the June 2025 estimations. A new block model with block sizes of 50m X 50m X 0.5m without sub blocking was created within Surpac for the Mposa deposits in the November 2025 update).

Inverse distance with the power of 3 was used for in situ grade interpolation for the THM %, Slime % and Oversize % with the 1m composites within their respective ore domains in the June 2025 estimations for all the deposits.

Inverse distance with the power of 2.5 was used for in situ grade interpolation for the THM %, Slime %, Oversize %, HfO₂ %, TiO₂ %, and ZrO₂ % with the 1m composites within their respective ore domains in the November 2025 estimation update for the Mposa deposits.

Block model validations were undertaken by visual checking on the block model sections comparing with drilling data, by comparisons of global average input composite data with the block model estimated grades of all the deposits and with swath plot checks on the block model estimates.

The resource classification was primarily based on the drill hole density. The passes based on the variogram ranges, were used in the classification process.

CHILWA MINERALS - TECHNICAL REPORT SUMMARY

The in situ Mineral Resource estimations reported from the block model with a 1.0% THM cut-off, are shown below for the project area, as at 21 November 2025.

						Minerals in Run of Mine (ROM)
Deposit	Category	Volume	Tons	THM	HMC	Ilmenite	Zircon	Leucoxene	Rutile	Garnet	Monazite	Slimes	Oversize	RD
		(millionm³)	(milliont)	(%)	(milliont)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Mposa(Main)	Measured	12.5	21.3	4.4	0.95	3.00	0.39	0.40	0.04	0.12	0.02	19.9	15.9	1.70
Mposa (Main)	Indicated	1.8	3.1	2.8	0.09	1.85	0.26	0.25	0.02	0.08	0.01	31.2	14.0	1.70
Mposa (North)	Indicated	0.7	1.2	2.3	0.03	0.88	0.18	0.14	0.03	0.22	0.00	13.7	39.9	1.70
Bimbi	Indicated	3.0	5.1	4.55	0.23	3.85	0.25	N/A	0.11	N/A	N/A	22.4	18.0	1.70
	Inferred	1.4	2.4	3.79	0.09	3.21	0.21	N/A	0.09	N/A	N/A	24.4	16.5	1.70
Bimbi NE	Inferred	7.4	12.5	2.57	0.32	2.18	0.14	N/A	0.06	N/A	N/A	20.2	5.0	1.70
Mpyupyu (Dune)	Indicated	5.4	9.2	6.21	0.57	5.37	0.22	N/A	0.15	N/A	N/A	29.0	9.4	1.70
Mpyupyu (Flat)	Indicated	9.4	15.9	4.52	0.72	3.86	0.19	N/A	0.12	N/A	N/A	24.0	5.8	1.70
	Inferred	15.3	26.0	3.61	0.94	3.08	0.16	N/A	0.10	N/A	N/A	19.0	5.8	1.70
Nkotamo	Indicated	1.6	2.4	3.70	0.09	2.23	0.23	N/A	0.10	N/A	N/A	19.1	24.8	1.50
Halala	Indicated	5.8	8.7	3.79	0.33	2.28	0.19	N/A	0.09	N/A	N/A	9.0	3.0	1.50
Beacon	Indicated	0.7	1.0	2.63	0.03	1.82	0.16	N/A	0.08	N/A	N/A	10.5	10.9	1.50
Namanja West	Indicated	3.0	4.5	3.66	0.16	2.63	0.25	N/A	0.10	N/A	N/A	7.0	4.4	1.50
Total	Measured	12.5	21.3	4.44	0.95	3.00	0.39	N/A	0.04	N/A	N/A	19.9	15.9	1.70
Total	Indicated	31.4	51.1	4.40	2.2	3.45	0.21	N/A	0.11	N/A	N/A	20.4	9.4	1.63
Total	Inferred	24.1	40.9	3.30	1.35	2.81	0.16	N/A	0.09	N/A	N/A	19.7	6.2	1.70
Grand Total		68.0	113.4	4.01	4.54	3.13	0.23	N/A	0.09	N/A	N/A	20.1	9.5	1.67

CHILWA MINERALS - TECHNICAL REPORT SUMMARY

1.11	Conclusion and recommendations

Under the assumptions presented in this Report, the Chilwa Critical Minerals Project represents a substantial Mineral Resource that warrants technical evaluation and studies.

Additional work is justified on the Project to upgrade the mineral resource confidence categories.

Belenos recommended the following:

●	Infill drilling in the Inferred areas to increase the confidence level to higher categories.

●	XRF and QEMSCAN analysis in areas that that are not well covered to increase the confidence level to higher categories.

●	Use the QEMSCAN data to estimate the garnet values in the block models.

●	Updating the resource models periodic per deposit area as soon as all the new drilling assay and QEMSCAN data are available per deposit area.

●	Define the optimum THM % cut-off together with a maximum Slimes % from the metallugical testings for the economic mining process and re-model the base clay footwall on all deposits accordingly.

CHILWA MINERALS - TECHNICAL REPORT SUMMARY

2.0	INTRODUCTION

2.1	Introduction

Chilwa Minerals Ltd (CML) requested Belenos Holdings (Pty) Ltd (Belenos) to prepare a technical report for the Chilwa Critical Minerals Project in compliance with Item 1300 of Regulation S-K promulgated by the United States Securities and Exchange Commission (SEC) . The Project is in southern Malawi along the shores of Lake Chilwa.

2.2	Terms of Reference

Mineral resources are reported for the Chilwa deposits using the definitions in Item 1300 of Regulation S-K .

All units of measurement used in this report use the International System of Units (SI) metric system unless otherwise stated. Mineral resources are reported in metric tonnes.

The Report uses US English.

A list of abbreviations and technical terms used in this Report is provided in Table 1.

Table 1. List of abbreviations and technical terms.

Abbreviation/Technical Term	Description
%	percentage
°C	Degree Celsius
$m	US dollars (millions)
µm	micron
AC	air core drilling utilizes high-pressure air and dual-walled rods to penetrate the ground and return a crushed sample to the surface through the inner tube and then through a sampling system. The ground is cut through with the use of a steel blade type bit.
Almandine	Almandine (Fe₃Al₂Si₃O₁₂) member of the Garnet group
ALS	ALS Laboratory
AML	Allied Mineral Laboratories
AMC	AMC Consultants (UK) Limited
amphibole	amphibole is a group of inosilicate minerals, forming prism or needle like crystals
amphibolite	a metamorphic rock that contains amphibole, especially hornblende and actinolite, as well as plagioclase feldspar, but with little or no quartz
mamsl	meters above mean sea level
ASX	Australian Securities Exchange
A$	Australian dollar
Auger drilling	a drilling method that uses a large helical-shaped screw to extract material from the ground
bulk sampling	bulk sampling is process of extracting a large, representative, sample of material from a mineralized target of sufficiently representative for metallurgical test work purposes
carbonatite	an igneous rock that contains > 50% carbonate minerals
charnockitic	orthopyroxene-bearing quartz-feldspar rock formed at high-temperature and pressure, commonly found in granulite facies metamorphic regions
Chilwa Alkaline province	The Chilwa Alkaline province is a diverse suite of intrusive and extrusive alkaline igneous rocks

CHILWA MINERALS - TECHNICAL REPORT SUMMARY

Abbreviation/Technical Term	Description
CML	Chilwa Minerals Ltd
colluvial	a general name for loose, unconsolidated sediments that have been deposited at the base of hillslopes by either rain wash, sheetwash, slow continuous downslope creep, or a variable combination of these processes.
CP	Competent Person
DTM	digital terrain model
E	East
EL	Exploration License
Fault	a planar fracture or discontinuity in a volume of rock across which there has been significant displacement.
garnet	a group of silicate minerals that are used as gemstones and abrasives.
GDP	gross domestic product
gneiss	gneiss is a high-grade metamorphic rock that displays distinct foliation, representing alternating layers composed of different minerals.
granulite	granulites are a class of high-grade metamorphic rocks that have experienced high-temperature and moderate-pressure metamorphism.
HLS	heavy liquid separation
HM	heavy minerals (ilmenite, zircon, leucoxene, monazite and rutile)
HMS	heavy mineral sands (paleo dune, beach, or river deposits enriched in high density minerals such as ilmenite, zircon, leucoxene, monazite, and rutile).
hornblende	hornblende is a complex inosilicate series of minerals. It is not a recognized mineral, but the name is used as a general or field term, to refer to a dark amphibole.
ID	Inner diameter
ID2	inverse distance to the power of 2
ID2.5	inverse distance to the power of 2.5
ID3	inverse distance to the power of 3
IGR	Independent Geologist s Report
ilmenite	Fe TiO3
JORC Code	Australasian Code for Reporting of Exploration Results, Mineral Resources and Ore Reserves (2012)
JV	Joint venture
Karoo Super Group	The Karoo Supergroup is the most widespread stratigraphic unit in Africa south of the Kalahari Desert. The supergroup consists of a sequence of sedimentary units deposited approximately 201 million years ago.
kg	kilogram
kg/t	kilograms/ton
km2	square kilometers
lacustrine	Lacustrine deposits are sedimentary rock formations which formed in the bottom of ancient lakes. A common characteristic of lacustrine deposits is that a river or stream channel has carried sediment into the basin.
leucoxene	FeTiO3.TiO2
LGM	Luso Global Mining B.V.
LDE	LightDeepEarth Laboratory
m	meters
Malawi	Republic of Malawi
MACRA	Malawi Communications Regulatory Authority
masl	metres above sea level
MEIML	Mota-Engil Investments (Malawi) Limited
MML	Millennium Mining Limited
monazite	(Ce,La,Th,Nd,Y)PO4
MRE	Mineral Resource estimate
N	North

CHILWA MINERALS - TECHNICAL REPORT SUMMARY

Abbreviation/Technical Term	Description
NE	Northeast
NEB	Northeast Bimbi
NW	Northwest
nepheline	silica-undersaturated aluminosilicate, Na3KAl4Si4O16, that occurs in intrusive and volcanic rocks with low silica content.
OD	Outer diameter
orogeny	Orogeny is the primary mechanism by which mountains are formed on continent.
Project	Chilwa Critical Minerals Project
Ramsar	Ramsar identifies wetlands of international importance, especially those providing waterfowl habitat.
QAQC	quality assurance and quality control
Quaternary	the youngest period in Earth's history circa the past 2.6 million years.
RPEEE	reasonable prospects for eventual economic extraction as referred to in the JORC Code.
rutile	TiO2
S	South
SE	Southeast
SEC	The U.S. Securities and Exchange Commission
SG	specific gravity
SGS	SGS Laboratory
SW	Southwest
syenite	a coarse-grained intrusive igneous rock with a general composition similar to that of granite, but deficient in quartz.
SI	Systeme lnternationale
Snowden	Snowden Mining Industry Consultants (Pty) Ltd
sonic core drilling	sonic core drilling is an advanced form of drilling which employs the use of high-frequency, resonant energy to advance a core barrel or casing into subsurface formations.
t/m3	tons per cubic meter
THM	total heavy minerals
Tate	Tate Minerals
Tertiary	The first period of the Cenozoic era, 66 million to 2.6 million years ago.
US$	United States dollar
UTM	Universal Transverse Mercator
W	West
WGS84	World Geodetic System
zircon	ZrSiO4

2.3	Qualified Persons

This report was prepared by Belenos Holdings (Pty) Ltd (Belenos), with Bernhard Siebrits as the Lead Consulting Author - Mineral Resources and Bertus Cilliers as Lead Consulting Author – Exploration.

2.4	Qualified Person Laboratory Visit and Site Visit

A visit to LDE laboratory was undertaken by Bertus Cilliers November 2023.

A site visit to the exploration activities on the shores of Lake Chilwa, as well as the sample preparation facility at Zalewa was conducted in August 2025 by Bertus Cilliers.

CHILWA MINERALS - TECHNICAL REPORT SUMMARY

2.5	Information Sources and References

The reports and documents listed in Section 17.0 of the Report were used to support the preparation of the Report.

2.6	Report Date

The Report is current as of March 12, 2026.

3.0	Property Description

3.1	Location

Lake Chilwa is in Southern Malawi on the eastern border with Mozambique (Figure 1). The Project is located along the shores of Lake Chilwa, covers an area of 881.0156 km2 and historic exploration work on the northern and western shores indicated the presence of well mineralized fluvial and aeolian deposits with potential for economic exploitation of ilmenite and zircon.

Figure 1. Regional map showing the Project areas and the Chilwa Tenement (EL0670/22R1, EL0671/22R1 and EL0835/25).

CHILWA MINERALS - TECHNICAL REPORT SUMMARY

3.2	Mineral Tenement and Land Tenure Status

Work is undertaken under exploration license EL0670/22/R1 and EL0671/22R1, which are 100% owned by Chilwa Minerals Africa Limited.

Chilwa Minerals Limited also controls (100%) of exploration license EL0835/25 directly to the south of EL0670/22/R1 through its 100% owned subsidiary Phalombe Minerals Limited.

EL0670/22/R1 and EL0671/22R1 were renewed in July 2025 for 3-year exploration terms, while EL0835/25 was renewed in July 2025 for a 5-year exploration term.

3.3	Environmental Factors and Assumptions

●	Lake Chilwa is recognized as a Ramsar-designated wetland. The Lake Chilwa EPL however covers grasslands along the lake shore used for grazing and farming, and none of the EL or deposits falls within the actual wetland.

●	The mineralized sand deposits are populated by rural farming communities and small villages as they are elevated above the surrounding low-lying areas.

●	Mining activities at Chilwa will involve dry mining methods using loaders and trucks with the expectation at this point in the project that all tailings will be backfilled into the mined-out areas. The low slimes levels of slime of the deposits should allow for the slimes directly backfilled with the gravity and oversize tailings.

●	An extension of the exploration licenses has been granted by the Commissioner of Mines and Minerals of Malawi from 18/07/2025 for three years for EL0670/22R1, EL0671/22R1 and five years for EL0835/25.

●	At this time, no issues were identified that would materially impact the ability to eventually extract mineral resources at the project.

●	There is a risk that commodity prices may not be consistent with assumptions made as it is dependend on the world economic growth.

4.0	Accessibility, Climate, Local Resources, Infrastructure and Physiography

4.1	Accessibility

Malawi is a landlocked country in Southeastern Africa. It is bordered by Zambia to the west, Tanzania to the north and northeast, and Mozambique to the east, south, and southwest The Nacala (harbour town on the Mozambique coast) Corridor railway line runs along the northern shore of Lake Chilwa. Access to the northern and western shore of Lake Chilwa is relatively easy in the dry season but can be tricky during the wet months. The area is densely populated and villages practicing subsistence farming widespread in the area.

CHILWA MINERALS - TECHNICAL REPORT SUMMARY

4.2	Climate

Malawi’s climate is subtropical, characterized by two seasons: summer and winter. The climate is significantly modified by the varying country’s highlands and lowlands topography. Summer is wet but hot and starts from October to April. During the rainfall season, temperature can reach 37°C with relative humidity ranging between 50 to 80 percent. Annual rainfall ranges between 700 mm to 2,500 mm with the highest amounts being experienced over the highlands while the lowlands experience the lowest amounts. About 95 % of the annual precipitation falls during the wet summer season particularly from November to April with the highest rainfall experienced in January and February (Ngongondo et al. 2011 in: State of Malawi Climate, 2025).

4.3	Local Resources

Malawi is among the world's least developed countries. Around 85% of the population lives in rural areas. The economy is based on agriculture, and more than one-third of GDP and 90% of export revenues come from this. In the past, the economy has been dependent on substantial economic aid from the World Bank, the International Monetary Fund (IMF), and other countries. The Malawian government faces challenges in developing a market economy, improving environmental protection, dealing with the rapidly growing HIV/AIDS problem, improving the education system, and satisfying its foreign donors to become financially independent

(Wikipedia, 2025).

4.4	Infrastructure

Malawi has 31 airports, seven with paved runways (two international airports) and 24 with unpaved runways. The country has 797 kilometres (495 mi) of railways, all narrow-gauge, 24,866 kilometres (15,451 mi) of roadways in various conditions, 6,956 kilometres (4,322 mi) paved and 8,495 kilometres (5,279 mi) unpaved. Malawi also has 700 kilometres (430 mi) of waterways on Lake Malawi and along the Shire River (Wikipedia, 2025).

Malawi’s water resources are plentiful, although some rural areas are inadequately supplied. Treated water for the major cities of Blantyre and Lilongwe is supplied by the Walker’s Ferry Scheme and the Kamuzu Dam, respectively. Most of the rivers are seasonal, but a few large ones, particularly the Shire River along its middle course, have considerable potential for irrigation and electricity generation. Power demands are met by hydroelectric schemes, including those at Nkula Falls, Kapichira, and Tedzani Falls, and by diesel plants. Major consumers of electric power include the industrial areas of the south near Blantyre, where electricity consumption has steadily multiplied, and the industrial area of Lilongwe; the vast sugar estates at Nchalo and Dwangwa also consume much electricity. By contrast, only a fraction of Malawians themselves have electrical access, and almost all domestic energy needs are met by firewood (Britannica, 2026).

4.5	Physiography

Malawi is a landlocked country in southeastern Africa, bordered by Zambia to the northwest, Tanzania to the northeast, and Mozambique to the south, southwest, and general east. It lies between latitudes 9° and 18°S, and longitudes 32° and 36°E. The Great Rift Valley runs through the country from north to south, and to the east of the valley lies Lake Malawi (also called Lake Nyasa), making up over three-quarters of Malawi's eastern boundary. Lake Malawi is sometimes called the Calendar Lake as it is about 365 miles (587 km) long and 52 miles (84 km) wide. The Shire River flows from the south end of the lake and joins the Zambezi River 400 km (250 mi) farther south in Mozambique. The surface of Lake Malawi is at 457 m (1,500 ft) above sea level, with a maximum depth of 701 m (2,300 ft), which means the lake bottom is over 213 m (700 ft) below sea level at some points (Wikipedia, 2025).

CHILWA MINERALS - TECHNICAL REPORT SUMMARY

In the mountainous sections of Malawi surrounding the Rift Valley, plateaus rise generally 914 to 1,219 m (3,000 to 4,000 ft) above sea level, although some rise as high as 2,438 m (8,000 ft) in the north. To the south of Lake Malawi lies the Shire Highlands, gently rolling land at approximately 914 m (3,000 ft) above sea level. In this area, the Zomba and Mulanje mountain peaks rise to respective heights of 2,134 and 3,048 m (7,000 and 10,000 ft) (Wikipedia, 2025).

Lake Chilwa is in Southern Malawi, on the eastern border with Mozambique. The town of Zomba is located 20 km to the west of the EL, and the commercial capital of Blantyre, is located 80 km to the south-west (Figure 2).

Figure 2. Regional image of southern Malawi showing the location of Lake Chilwa (Google Earth).

CHILWA MINERALS - TECHNICAL REPORT SUMMARY

Lake Chilwa measures 40 km from north-to-south and 30 km from east-to-west and is a shallow, saline body of water surrounded by dense swamps and marshes. A narrow belt of arable grassland surrounds the lake, which contains the HMS deposits that are being targeted by CML.

The lake is a Ramsar designated Wetland, however the EL is contained in a zone of arable grass along the western and northern shore of Lake Malawi.

Animal life indigenous to Malawi includes mammals such as elephants, hippos, antelopes, buffaloes, big cats, monkeys, rhinos, and bats; a great variety of birds, including birds of prey, parrots, and falcons; waterfowl and large waders; and owls and songbirds. Lake Malawi has been described as having one of the richest lake fish faunas in the world, being the home for some 200 mammals, 650 birds, 30+ mollusks, and 5,500+ plant species.

5.0	History

Historic work includes academic studies, prospecting by Brinkmann (Brinkmann 1991, 1992, and 1993), by companies (Millennium Mining Limited Investments, Tate Minerals, and Mota Engil Investments (Malawi) Limited) which included auger drilling, aircore drilling, pitting and bulk sample testing (AMC, 2023).

In 2016, AMC prepared a MRE for internal use by then owners Mota Engil Investments (Malawi) Limited (MEIML). During this process, it was found that assaying had not been undertaken incorrectly by the assay laboratory and the resource was classified at an Inferred level of confidence. The affected samples were re-assayed and in May 2021 AMC updated the MRE following the receipt of the re-assayed sample data.

6.0	Geological Setting and Mineralization

6.1	Malawi Geology

Malawi geology (Figure 3) is dominated by the East African Rift with Lake Chilwa the most southern major lake associated with the rift valley. The geology of Malawi is broadly grouped into four main lithological units: the Basement Complex, the Karoo Super group, Tertiary to Quaternary sedimentary deposits and the Chilwa Alkaline province (AMC, 2023).

CHILWA MINERALS - TECHNICAL REPORT SUMMARY

Malawi
34°E
36°E
10°S
12°S
14°S
16°S
TANZANIA
ZAMBIA
MOZAMBIQUE
Lake Malawi
Lilongwe
Lake Malombe
Lake Chilwa
Blantyre
N
S
W
E
50
0
50
100 km
CENOZOIC
Alluvials
Recent - Pleistocene
Lake sediments of the Sungwa, Chiwondo and Chitimwe Beds
Pleistocene - Miocene
MESOZOIC - PALEOZOIC
Continental sediments of the Lupata Series (Dinosaur beds)
Cretaceous (?)
Carbonatites, granulites and syenites of the Chilwa Alkaline Province
Lower Creta- ceous - Upper Jurassic
Basalts of the Stormberg Group; Karoo Supergroup
Lower Jurassic
Terrestrial sediments of the Karoo Supergroup
Triassic - Permian
PROTEROZOIC
Granites of the Lake Malawi Province
(Early Paleozoic?) - Neoproterozoic
Perthitic and nephelinitic syenites
Phyllonites
Neoproterozoic (?)
Metasediments of the Mafingi Group
Metasediments of the Mchinji Group
Nyika and Dzalanyama granites
Mesoproterozoic
ARCHEAN
Schists, quartzites, marbles, ultra-basics, gneisses, granulites
Charnockitic gneisses and granulites
STRUCTURES
Fault

Figure 3. Simplified geological map of Malawi (Schlüter, 2008).

6.2	Regional Geology

The regional geology (Figure 4) and structural evolution of the Lake Chilwa region in southern Malawi have played a pivotal role in the formation of the lake and in the deposition and preservation of heavy mineral sands (HMS) within the Exploration Licence area. The basement geology is dominated by Pre-Cambrian Age Basement Complex rocks, including paragneisses and orthogneisses, which are widely exposed across the region. These rocks mainly comprise charnockitic gneiss, hornblende-biotite gneiss, and biotite gneiss, with granulite and quartzite occurring particularly to the north of the lake. Many of these basement units contain ilmenite and zircon as accessory minerals. Some of the biotite gneisses are described as garnetiferous, suggesting localized enrichment of heavy minerals. In addition, Pre-Karoo igneous rocks such as the Domasi biotite-granite and associated microgranites, which crop out along the Domasi River, also host abundant titanomagnetite and ilmenite. These rocks contribute significantly to the regional heavy mineral assemblage and the source potential for HMS deposits. A substantial component of the local geology is made up of Jurassic and Cretaceous age alkaline intrusives of the Chilwa Alkaline Province. These include major geological features such as the Zomba Massive (Malosa Mountain) to the west, the Mulanje Massive to the south, and the Mongolowe/Chaone/Chikala Hills to the northwest. Dominant lithologies include nepheline syenite, quartz syenite, and nepheline, with additional intrusives such as the Mpuyupyu Hill syenite and the carbonatite complexes of Chilwa Island and Tundulu. These rocks are consistently reported to contain zircon and ilmenite as major accessory minerals, reinforcing their role as significant contributors to the regional HMS potential.

CHILWA MINERALS - TECHNICAL REPORT SUMMARY

Following the emplacement of the Chilwa Alkaline Province rocks, tectonic activity along the Rift Valley Fault led to widespread erosion and peneplanation of the valley floor during the Late Cretaceous to early Tertiary periods. The modern landscape around Lake Chilwa consists of residual and colluvial deposits, along with extensive lacustrine and beach sediments composed of silts, clays, and sands. These sediments are closely tied to the lake’s tectonic and depositional evolution and serve as the primary host for current heavy mineral sand accumulations (AMC, 2023).

Legend
Lake Chilwa EPL
National Roads
Secondary roads and tracks
International boundary
Rice fields
Marshes
Main rivers
Makongwa Fault
Main Rift Valley/Zomba Fault
Chilwa dunes, sandbars and strandlines
River alluvium and lacustrine deposits
Residual deposits and colluvium
Granite and microgranite
Carbonatite and related intrusional rocks
Nepheline-syenite
Hornblende-biotite-gneiss
Psammite-granulite and quartzite
Biotite gneiss
Syenite and quartz syenite
Perthite gneiss
Charnockitic gneiss
Lake Chiuta
Makongwa Fault
Makongwa Skarp
Namanja
Halala
Chikala Hill
Mposa
Mozambique
Namasalima
Lake Chilwa
Zomba Massif
Bimbi
Chilwa Island
Mpyupyu
Zomba
10 000m
Tundulu
750000
755000
760000
765000
770000
775000
780000
785000
790000
795000
800000

Figure 4. Regional geology of the Lake Chilwa/Zomba area (after Garson, 1960 and Bloomfield, 1965 op. cit. AMC, 2023).

CHILWA MINERALS - TECHNICAL REPORT SUMMARY

7.0	deposit types

There is a difference, both in deposit morphology and HMS heavy mineral assembly between the north (Halala and Nemanja) and the western shore deposits (Mpyupyu, Bimbi, and Mposa). This is attributed to the differences in the depositional environment as well as sediment supply to the different areas (AMC, 2023).

Several terraces and raised beach levels can be identified around Lake Chilwa. The early Holocene age 631 masl raised beach and terrace are very well developed along the western shore of Lake Chilwa. The lake craved a new terrace out of the older lacustrine silts and clays during this period as well as becoming separated from Lake Chiuta by the formation of the sand bar to the north of the lake. The 631 masl level represents a steady period in the history of Lake Chilwa and the formation of the mineralized beach sand deposits found at Mposa, Bimbi, Namasalima and Mpyupyu were initiated during this period. The water level of Lake Chilwa dropped further and formed the 623 masl raised beach and terrace, a few meters above the present-day lake level. This terrace level slopes gently down to the current lake level, a total drop of almost 10 m from the stable 631 masl level. It is on this raised beach level that the silty mineralized sand deposits of Bimbi NE and Mpyupyu East are preserved and which probably consist of material supplied and reworked from the 631 masl beach deposits along with sediment supply by the inflowing rivers (AMC, 2016).

Sediments that were deposited as HMS deposits at Lake Chilwa were eroded and transported from the regional rock masses by various rivers. Studies have shown that because of a predominant SE wind, a north flowing longshore current developed along the western shore of Lake Chilwa during the 631 masl period. The current transported sediments supplied by the rivers northwards along the shore. Fine material was winnowed out through wave action and moved northwards while the larger particles and HMS lagged behind and was concentrated on the beach through the removal of the fine and lighter particles. The SE wind probably also removed fine particles from the beached during lower lake levels and further concentrated the larger and heavier grains. Sediments deposited on the beaches were constantly reworked and matured through a combination of the pulses of sediment supply by the rivers, the longshore current, wave and wind action and fluctuating lake levels (AMC, 2023).

CHILWA MINERALS - TECHNICAL REPORT SUMMARY

8.0	exploration

8.1	Historic Exploration

Claus Brinkmann (Brinkmann, 1991; Brinkman, 1992; Brinkmann, 1993) worked on the Mpyupyu deposit between 1991 and 1993 as part of an initiative by the German Federal Government to aid mineral evelopment in Malawi. A total of 125 test pits were completed on a 500 m × 500 m grid to depths ranging from 2 m to 4.2 m, depending on the hight of the water table. HM-bearing sand was analysed for THM content and ilmenite. Brinkmann also undertook a radiometric survey of the Mpyupyu area. Eighty-eight (88) pits were used to delineate a grade and tonnage estimate of 125 Mt grading 4.3% THM at a cut-off grade of 2% THM (AMC, 2023).

Millennium Mining Limited Investments (MML) explored the north shore HMS deposits with an auger drill programme of 31 holes and 104 air core (AC) holes were completed by Wallis Drilling on a 100 m × 100 m grid. MML claimed to have defined a tonnage and grade estimate of 15.4 Mt grading 2.74% ilmenite and 0.2% zircon. No documentation to support the resource was made available to AMC. MML drilled a further 22 auger holes on the Namanja dune followed by an additional 58 auger holes on a 2 km line spacing and 100 m hole spacing. A compliant MRE was claimed by MML from the drilling programme. No supporting documentation was made available to AMC to support this estimate. MML also declared an Inferred Mineral Resource of 30 Mt comprising of 5.20% ilmenite, 0.14% rutile, 0.16% zircon, and 0.20% leucoxene for Halala. This is based on 10 auger holes to a depth of 10 m. No documentation supporting the resource estimation was made available to AMC. MML provided Ticor/Kumba with three bulk samples for testwork. The assemblages from the three samples average 9.8% THM, comprising 46% ilmenite, 6.4% magnetite, 0.7% rutile, 5.7% zircon, and 4.5% leucoxene. The remaining 37% was assumed to be garnets and amphiboles. There was no supporting documentation made available to AMC to justify these results. These MREs were for internal use only and were not publicly reported. AMC did not review the abovementioned statements or estimation methodology applied, and AMC does not assume any responsibilities for the accuracy of the figures (AMC,2023).

Tate Minerals (Tate) applied for the Lake Chilwa EL in 2012. Tate retrieved and digitized all available data and reports and had independent consultants review the results. The consensus opinion was that the quality of the previous exploration work accompanied by a lack of detail in the laboratory work and quality assurance and quality control (QAQC) data precluded its use for a compliant Mineral Resource reporting. In 2014, Tate entered a JV with MEIML to explore the HMS deposits identified by previous exploration activities (AMC,2023).

Mota-Engil Investments (Malawi) Limited (MEIML) undertook several early-stage assessment programmes, including metallurgical and process testwork studies, in 2014 and 2015 to verify the presence and HM content of the HMS deposits identified by earlier exploration work. This included auger drilling on existing and new targets as well preliminary process optimization and metallurgical studies. Regional auger programmes indicated the potential for additional large, high-grade deposits on the EL. Following the completion of the studies, it was concluded that additional exploration and testwork should be undertaken. In 2015, an air core drilling (AC) and diamond core drilling (DD) programme was undertaken, with the stated aim being to obtain sufficient geological data to allow for a MRE that could be classified and reported. A total of 9,922 m (1,492 holes) of drilling was completed on the Mpyupyu, Bimbi, Mposa, and Halala deposits. MREs were completed and reported for Bimbi (including Northeast Bimbi), Mpyupyu, Mposa, and Halala. Due to a failure in the primary laboratory (SGS in Johannesburg) a significant proportion of the samples were incorrectly assayed resulting in overstated slimes and slightly understated THM values. This resulted in the MREs being classified at the Inferred level of confidence. The MREs produced were in situ resources that were not constrained by a pit shell. These MREs were for internal use only and were not publicly reported. The compromised samples were re-assayed, however, MEIML had decided to discontinue the exploration programme and the relationship with Tate (AMC,2023).

In 2021, Luso Global Mining B.V. (LGM), a fully owned subsidiary of MEIML, expressed a renewed interest in the Project and requested AMC to update the previous MREs using the re-assayed samples. AMC produced an updated mineralized inventories for Bimbi (including Northeast Bimbi), Mpyupyu, Mposa, and Halala, reporting the inventories at 1.0%, 3.0%, and 5.0% THM cut-offs (AMC,2023).

CHILWA MINERALS - TECHNICAL REPORT SUMMARY

In 2022, Chilwa Minerals Ltd (CML) concluded the current agreement with LGM. CML requested AMC to constrain the MREs prepared for LGM in 2021 to demonstrate the requirement of reasonable prospects for eventual economic extraction (RPEEE). AMC reported the MREs for the Bimbi (including Northeast Bimbi), Mpyupyu, Mposa, and Halala, at 1.0%, 1.5%, and 3.0% THM cut-offs (AMC,2023).

8.2	CURRENT Exploration

CML’s drilling program at the Mposa Main (Mposa) target area commenced on 9 October 2023. The drilling program was designed to test the extent of potential mineralisation at depth as well as its lateral continuity by twinning selected existing holes as well as drilling further holes in the areas adjacent to Mposa. (Chilwa Minerals, 2024).

Sonic core drilling, using two Eijkelkamp CRS-V CompactRotoSonic rigs, was undertaken on the Mposa and Mpyupyu deposits (Chilwa Minerals, 2025a).

9.0	Drilling

The MRE in June 2025 was based on the Sonic drilling undertaken by CML at the Mposa Main area, the Mpyupyu Dune area and Aircore drilling undertaken by previous project owners Mota Engil Investments (Malawi) Ltd (Chilwa Minerals, 2025a).

Drilling was spaced 25m across-strike and 100m along strike for most of the targets in the Chilwa project area. Except for Mposa and Mpyupyu Dune, the Sonic drilling was on a nominal 50 m across strike and 50m along strike grid (Chilwa Minerals, 2025a).

CHILWA MINERALS - TECHNICAL REPORT SUMMARY

Drilling techniques for Aircore drilling have been previously reported as a component of the resource estimated by AMC (2023).

Drilling techniques for more recent Sonic drilling, used for the Mposa and Mpyupyu deposit resource estimates are as follows (Chilwa Minerals, 2025a):

●	Drilling physicals are the same for both Sonic rigs used.

●	Drilling was undertaken using a single barrel (CB3 SW CoreBarrel 2m), which produced core of Inner Diameter (ID) = 76mm and Outer Diameter (OD) = 102mm). Where waterlogged sediment or loose sediment was encountered, an Aqualock (AL70) Sampler 2m barrel was used, which produced core of Inner Diameter (ID) = 70mm and Outer Diameter (OD) = 92mm.

●	Drill rods were 1m in length.

The drilling methods, drill holes and intervals used per deposit with the June 2025 estimation is provided in Table 2 (Chilwa Minerals, 2025a).

Table 2. Drillholes and intersections used in the June 2025 Mineral Resource estimations (Chilwa Minerals, 2025a).

Deposit	Sonic DHs	Aircore DHs	Auger DHs	Total (m)	Avg (m)	Min (m)	Max (m)
Mposa	782			4263	5.50	0.50	16.00
Bimbi		227		721	3.17	0.50	7.02
Bimbi NE		50		171	3.50	1.24	6.44
Mpyupyu	322	344		1892	3.04	0.50	8.00
Nkotamo		48	21	435	3.39	0.50	16.00
Halala		108		935	8.72	1.00	23.00
Beacon		25	1	155	5.37	1.00	13.00
Namanja West		42	2	357	7.90	1.00	13.00
Total	1104	844	24	8929

The drilling methods, drill holes and intervals used per deposit with the November estimation update for the Mposa deposits is provided in Table 3 (Chilwa Minerals, 2025b).

Table 3. Drill holes and intersections used in the November 2025 Mineral Resource estimation update for Mposa (Chilwa Minerals, 2025b).

Deposit	Sonic DHs	Total (m)	Avg (m)	Min (m)	Max (m)
Mposa Main	760	4720	6.21	0.60	17.00
Mposa North	13	67	5.15	0.85	13.00
Total	773	4787

CHILWA MINERALS - TECHNICAL REPORT SUMMARY

10.0	SAMPLE PREPARATION, ANALYSES, AND SECURITY

10.1	Sample Preparation

The estimation relies on data from two distinct exploration phases, being the recent work undertaken by Chilwa Minerals, utilising Sonic rigs to extract core for Heavy Liquid Separation (‘HLS’) assay (Sonic), and the 2014-2016 work undertaken by previous owners MEIML, utilising Aircore rigs as the principal means of capturing samples for HLS assay (Aircore) (Chilwa Minerals, 2025a).

Aircore sampling and sub-sampling techniques included:

●	At a core yard, entire samples were placed in drying pans and sun-dried. Due to high clay content, many of the dried samples were cemented and required manual disaggregation using a mortar and pestle setup consisting of a steel bin and an RC blast hole bit welded to a steel pipe. The disaggregated material was weighed and then riffle-split multiple times using a 50-50 riffle splitter to obtain approximately 1 kg of representative sub-sample for submission to SGS (AMC,2023).

●	Sample representivity was ensured through field duplicates generated from the final split of randomly selected samples—one in every 20. Additionally, blanks, site-constructed reference samples, and umpire samples (5% replication) were inserted per batch to monitor data quality. The final 1 kg sample, produced using proper riffle splitting techniques, is considered representative, comprising roughly 10% of the original parent sample (Chilwa Minerals, 2025a).

Sonic sampling and sub-sampling methods included:

●	Prior to the commencement of drilling, logging, and sampling, the geological team developed a standardized set of protocols and procedures. Sonic core drilling, using two Eijkelkamp CRS-V CompactRotoSonic rigs, was undertaken. The core was logged, as a first pass, at the rig, then relogged and sampled at the Chilwa base camp, located in Zomba. Sampling was based on geological changes observed in the core, with a standard sample length of 1.0 m. Samples were first subject to sample preparation at the Company’s facility in Zalewa, Malawi, with the aim of generating a representative split sub-sample of 500g for Heavy Liquid Separation assay at ALS Laboratory in Perth, Australia and, from 2025, to LightDeepEarth Laborarory (LDE), in Pretoria, South Africa (Chilwa Minerals, 2025a).

●	Sample preparation involved initial drying, then crushing to 80% passing 3mm, followed by splitting of a sub-sample on a rotary splitter. The sub-sample (approximately 500g) was sent by air freight to LDE where it was analysed for slimes %, Oversize % and THM %. The Competent Person is of the opinion that the sampling techniques were to industry accepted standards (Chilwa Minerals, 2025a).

CHILWA MINERALS - TECHNICAL REPORT SUMMARY

●	The core was logged and sampled at Chilwa base camp in Zalewa. Lose material was split using a scoop after having been homogenized; more competent core was split in the middle using a trowel or chisel. One half of the sample was bagged and labelled for submission and the other half stored on site in a plastic bag.

●	Blanks (5%), site-produced reference material (High and Low standards (5%) as well as duplicates (5%) were added to outgoing sample batches (Chilwa Minerals, 2025a).

10.2	Analyses

The samples were sent for Heavy Liquid Separation assay at ALS Laboratory in Perth, Australia and, from 2025, to LightDeepEarth Laboratory (LDE), in Pretoria, South Africa (Chilwa Minerals, 2025a).

Heavy liquid separation (sink-float) was the assay method for all assays used in the MRE. Samples are received and reconciled against the client list, weigh and dry mass recorded. Samples are then soaked to allow complete wetting of clay minerals and then subject to light attrition scrubbing for clay dispersion. Material is then deslimed with the sub 45 µm fraction discarded, then dried and screened on 1 mm. + 1 mm mass is recorded as well as mass of 45 to 1,000 µm fraction. Prepare sand samples are then split to achieve mass circa 300 g which is submitted to sink-float using tetrabromoethane. Sink and Float fractions are cleaned with acetone and weighed (Chilwa Minerals, 2025a).

10.3	Quality Assurance and Quality Control (QAQC)

AMC (2023) found in 2016 that the laboratory results from SGS compared with the standards and the umpire laboratory (AML), the slimes were high biased and the THM were low biased. Most of the samples were resampled as shown in Table 4 below. The QAQC was not done on the resampled data (AMC,2023).

Table 4. Resampled statistics (AMC,2023).

Deposit	Total Aircore samples	Resampled	% Resampled
Mposa	1863	1749	94
Bimbi	1240	70	6
Mpyupyu	1731	383	22
Halala	1308	1077	82
Other (BEN NKA NAW)	1768	686	39
Total	7910	3965	50

The statistics of the Mposa deposit were compared between the aircore samples (94% resampled) and the sonic samples and they correlate very well with only higher variances within the sonic samples (Table 5) (Chilwa Minerals, 2025a).

CHILWA MINERALS - TECHNICAL REPORT SUMMARY

Table 5. Statistics of the Mposa deposit of the aircore samples versus the sonic samples (Chilwa Minerals, 2025a).

Mposa Aircore - 1m Composites				Mposa Sonic - 1m Composites
Field	THM %	Slimes %	Oversize %	Field	THM %	Slimes %	Oversize %
Number	1503	1506	1506	Number	4378	4378	4378
Min	0.02	1.04	0.20	Min	0.00	0.06	0.00
Max	32.14	64.85	69.28	Max	45.80	93.30	73.90
Mean	4.17	12.18	19.78	Mean	4.43	17.51	16.60
Median	2.85	8.42	17.69	Median	2.53	11.89	13.71
Variance	18.47	102.15	199.06	Variance	33.20	225.71	168.71
Std. Dev.	4.30	10.11	14.11	Std. Dev.	5.76	15.02	12.99
CV	1.03	0.83	0.71	CV	1.30	0.86	0.78

The QAQC analyses on the Mposa sonic drillhole samples, were done on the field duplicates, the standards, the blanks and the laboratory repeats and the summary results were as follow (Chilwa Minerals, 2025a):

The summary of the field duplicates is shown in Table 6. The reason for the marginal precisions were their very low values (Chilwa Minerals, 2025a).

Table 6: Summary results of the field duplicates analyses (Chilwa Minerals, 2025a).

Type	HRD%	HARD%	No. Samples	Comment
THM %	0.70	9.25	457	No obvious bias, acceptable precision
Slimes %	0.37	6.22	458	No obvious bias, acceptable precision
Ovz %	0.79	11.47	457	No obvious bias, marginal precision

The summary of the high grade (HG) and low grade standards for the ALS and LDE laboratories is shown in Table 7. The negative bias and the marginal precision with the LG standard were the result of banks inserted here (Chilwa Minerals, 2025b).

Table 7: Summary results of the HG and LG Standard analyses (Chilwa Minerals, 2025b).

Lab	Type	HRD%	HARD%	No. Samples	No. of Outliers	Comment
ALS	HG THM %	-0.46	2.03	299	9 with 3 Std Dev	No obvious bias, excellent precision
LDE	HG THM %	-2.62	5.41	31	1 with 3 Std Dev	No obvious bias, acceptable precision
ALS	LG THM %	-14.08	17.02	286	87 with 3 Std Dev	Negative bias, marginal, precision
LDE	LG THM %	0.93	2.48	31	2 with 3 Std Dev	No obvious bias, excellent precision

The summary of the blanks is shown in Table 8. The reason for the evident negative bias and poor precision were the inserting of HG and LG standards here (Chilwa Minerals, 2025a).

Table 8: Summary results of the Blank analyses (Chilwa Minerals, 2025a).

Type	HRD%	HARD%	No. Samples	No. of Outliers	Comment
THM %	-83.77	96.77	578	44 with 3 Std Dev	Evident negative bias, poor precision

The summary of the laboratory repeats is shown in Table 9. All were with no obvious bias and excellent precision (Chilwa Minerals, 2025a).

CHILWA MINERALS - TECHNICAL REPORT SUMMARY

Table 9: Summary results of the laboratory repeats (Chilwa Minerals, 2025a).

Type	HRD%	HARD%	No. Samples	Comment
THM %	1.36	-0.68	935	No obvious bias, excellent precision

11.0	Data verification

Verification includes the following (Chilwa Minerals, 2025a);

●	Ensuring that all drillholes have appropriate XYZ coordinates.

●	Comparing the maximum depth of the hole against the final depth indicated in the collar file.

●	Comparing the final depth in the survey file against final depth in the collar file.

●	Comparing the final depths of all geology, assay, core recovery against the final depth in the collar file.

●	Checking for duplicate drillholes.

●	Validate tables against logging conventions defined per table in project definition e.g. check geology logs for gaps and overlaps or assay logs for just overlaps (gaps are allowed).

●	Checking that each depth interval has a main lithology.

●	Checking that all fields that were set up as mandatory fields contain entries.

●	Most of these validations protocols are generic come standard with database packages.

As a further check on the drillhole data supplied, it was imported into the Surpac modelling software. The data was validated for duplicates, gaps, overlaps, impossible intervals in down-hole sequence for assay, collar coordinates, geology data and survey data. The drillholes were also visually checked in plan and in the sections in Surpac (Chilwa Minerals, 2025a).

The digital terrain model (DTM) created over the project areas from Lidar surveys, confined the boundary of the drillholes used and the block model. All the drillholes constrained in the DTM covered areas were draped onto its surfaces to determine the elevations (Z) of the coordinates. For the Chilwa North Deposits (Nkotamo, Halala, Beacon and Namanja West) the surveyed collars were used (Chilwa Minerals, 2025a).

12.0	Mineral Processing and Metallurgical Testing

Several metallurgical studies were completed by SGS, Mintek, AML and LDE on representative samples from the HMS deposits of the Lake Chilwa project. Detailed reports are available for the studies. The studies show that the mineralized sand from the HMS deposits can be processed into high grade ilmenite and zircon products with high recovery rates (Chilwa Minerals, 2025a).

CHILWA MINERALS - TECHNICAL REPORT SUMMARY

13.0	Mineral Resource Estimate

13.1	Modelling

Sectional interpretation was done on all the Chilwa Northern Deposits (Nkotamo, Halala, Beacon and Namanja West) on the project. On each section line the basal clay contact were modelled. These sectional interpretations were then wireframed to form DTM surfaces. The modelled basal clay contact of Mposa used, was modelled by the project geologist in Leapfrog. The basal clay contacts of Bimbi, Bimbi NE and Mpyupyu used, was modelled by AMC (Chilwa Minerals, 2025a).

13.2	Statistical Analysis

Univariate statistical analysis was carried out on the variables, THM %, Slimes % and Oversize % of the 1 m composited drillhole data on all the deposits in the June 2025 estimations, using Excel and Surpac (Chilwa Minerals, 2025a).

Reflecting an overall change in strike from NNE to NE over the 8km of strike of the Mposa deposits, three mineralised domains were created in the Novermber 2025 update, Main NE, Main SW (together referred to as Mposa Main) and Mposa North, that were formed along the northwestern edge of Lake Chilwa. Univariate statistical analysis was carried out on the variables, THM %, Slimes % and Oversize %, HfO₂ %, TiO₂ %, and ZrO₂ % of the 1m composited drill hole data using Excel and Surpac for each domain (Chilwa Minerals, 2025b).

13.3	Variography

The inverse distance method for grade interpolation was used for the project area, with the estimation parameters derived from calculated variograms. The estimation parameters for the June 2025 estimations were summarized in Table 11 and in Table 12 for the Mposa deposits update. Variograms were modelled for the following variables: THM %, Slime % and Oversize % from the composite data for each deposit area: Mposa NE and SW, Mpyupyu, Bimbi, Bimbi NE and Chilwa North. Variograms were calculated in Surpac with the composite data, and the following is a summary of the procedures followed (Chilwa Minerals, 2025a and 2025b):

●	Variograms were calculated on all the composite data for their respective deposit area.

●	The variogram directions or ellipsoid bearings were chosen as the best fit variogram with their plunges and dip as horizontal.

13.4	Mineral assemblages

13.4.1	Mineralogy

Mineralogy has been undertaken on THM concentrates using chemical data obtained using XRF combined with QEMSCAN analysis (Chilwa Minerals, 2025b).

CHILWA MINERALS - TECHNICAL REPORT SUMMARY

13.4.2	Ilmenite, Rutile and Zircon

Ilmenite can be expressed as (Fe,Mg,Mn)TiO3. With alteration and natural weathering of ilmenite, the removal of Fe, resulting in the formation of alteration minerals with increased Ti-contents relative to that of ilmenite. The minerals such as pseudorutile, ferropseudobrookite and anatase were generally grouped under leucoxene (Table 10 and Figure 5). Generally, the term “leucoxene” is used in the heavy minerals industry as a collective description for ilmenite alteration products with TiO2-components ranging from 65-90%. (Wallmach et al, 2008). Rutile is 100 % TiO2.

Table 10: Ilmenite and associated minerals (Wallmach et al, 2008).

Mineral	Formula	Theoretical TiO2-content
Ilmenite	Fe2+TiO3	52.7%
Pseudorutile	Fe3+2Ti3O9	60.0%
Ferropseudobrookite	Fe2+Ti2O5	69.0%
Rutile	TiO2	100.0%

Figure 5: Theoretical TiO2-contents in FeTi-oxide phases (wt %) (Wallmach et al, 2008).

13.4.3	Zircon

Zirconium silicate (ZrSiO4), often with some hafnium and occasionally with some uranium, thorium, and yttrium. The variable formula for zircon: (Zr,Hf)SiO4 and (Zr,Hf,U,Th,Y)SiO4 (https://www.minerals.net/mineral/zircon.aspx).

13.4.4	Monazite

Monazite (Ce,La,Nd)PO₄ ) is a rare earth phosphate, most often dominated by cerium, but also with lanthanum and neodymium. May also contain yttrium, thorium, and uranium. The variable formula for monazite: (Ce,La,Nd,Y,Th,U)PO₄ (https://www.minerals.net/mineral/monazite.aspx).

CHILWA MINERALS - TECHNICAL REPORT SUMMARY

13.4.5	Almandine Garnet

Almandine (Fe₃Al₂Si₃O₁₂) is the most common member of the Garnet group. Almandine is an iron aluminum silicate. The iron is sometimes partially replaced with magnesium and manganese. The variable formula for almandine: (Fe,Mg,Mn)₃Al₂Si₃O₁₂ (https://www.minerals.net/mineral/almandine.aspx).

13.4.6	XRF and QEMSCAN Analysis

The XRF and QEMSCAN analysis was done to determine the mineralogy for the heavy mineral concentrates. SGS (2018) did QEMSCAN analysis that were used in the June 2025 estimates (Chilwa Minerals, 2025a).

LDE laboratory did QEMSCAN analysis for composite samples of the Mposa deposits with results received November 13, 2025, that were used in the Mposa MRE update (Chilwa Minerals, 2025b).

13.5	Block Modelling and Grade Estimation

Block models with block sizes of 100m X 100m X 1m and minimum sub blocking of 25m X 25m X 0.5m were created within Surpac for all the HMS deposits in the June 2025 estimations (Chilwa Minerals, 2025a).

A new block model with block sizes of 50m X 50m X 0.5m without sub blocking was created within Surpac for the Mposa deposits in the November 2025 update (Chilwa Minerals, 2025b).

13.6	Grade Estimation Plan and Parameters

Inverse distance with the power of 3 was used for in situ grade interpolation for the THM %, Slime % and Oversize % with the 1m composites within their respective ore domains in the June 2025 estimations for all the deposits (Chilwa Minerals, 2025a).

Inverse distance with the power of 2.5 was used for in situ grade interpolation for the THM %, Slime %, Oversize %, HfO₂ %, TiO₂ %, and ZrO₂ % with the 1m composites within their respective ore domains in the November 2025 estimation update for the Mposa deposits (Chilwa Minerals, 2025b).

All the estimation parameters used, derived from the variography, are listed in Table 11 and Table 12 for the June 2025 and November 2025 estimates respectively (Chilwa Minerals, 2025a and 2025b).

A three-pass grade interpolation plan was used. General aspects of the estimation are as follows (Chilwa Minerals, 2025a and 2025b):

●	A minimum of 3 samples and a maximum of 15 samples were used for all inverse distance runs;

●	Pass 1: search radii set to the range in the variogram for major and 20m for vertical;

●	Pass 2: search radii set to 1.5 times the range in the variogram for major and for vertical;

●	Pass 3: search radii set to 1000m for major and 50m for vertical to estimate all the blocks;

CHILWA MINERALS - TECHNICAL REPORT SUMMARY

●	With the THM % estimation, the blocks were flagged = 1 after the first inverse distance run or pass1, flagged = 2 after pass 2 and flagged = 3 after pass 3;

●	Block discretisation was set to 4(X) by 4 (Y) by 4 (Z);

●	An octant search estimation method was used with the maximum of 3 adjacent empty octants in pass 1, a maximum of 5 adjacent empty octants in pass 2 and a maximum of 7 adjacent empty octants in pass 3;

●	No sample limits per drill hole were applied.

The following were conduted in the November 2025 update for the Mposa deposits (Chilwa Minerals, 2025b):

●	The parameters of the THM % were used for the estimations of HfO₂ %, TiO₂ %, and ZrO₂ % for their respective Mposa Main NE and SW domains except in the QEMSCAN zone of MPO-C09.

●	The parameters of Mposa NE were used for the Mposa North deposit.

CHILWA MINERALS - TECHNICAL REPORT SUMMARY

Table 11: Estimation parameters for the June 2025 estimations for the project area (Chilwa Minerals, 2025a).

Parameters	Field	Mposa			Mpyupyu
		THM %	Slimes %	Ovz %	THM %	Slimes %	Ovz %
	ellipsoid bearing	30.00	10.00	10.00	70.00	130.00	170.00
	ellipsoid plunge	0.00	0.00	0.00	0.00	0.00	0.00
Anisotropy	ellipsoid dip	0.00	0.00	0.00	0.00	0.00	0.00
	major:semi-major	2.35	2.26	1.20	1.21	1.61	3.02
	major:minor	38.47	17.78	26.27	12.66	13.40	32.12
	Model Type	Exponential
	nugget	0.11	0.25	0.27	0.28	0.38	0.30
	sill	1.15	0.75	0.65	1.17	0.74	0.77
	horizontal ranges for pass 1	164	120	94	128	105	116
Variogram	vertical ranges for pass 1	20	20	20	20	20	20
Model	ranges for pass 2	246	180	141	192	158	174
	vertical ranges for pass 2	30	30	30	30	30	30
	ranges for pass 3	1000	1000	1000	1000	1000	1000
	vertical ranges for pass 3	50	50	50	50	50	50
Parameters	Field	Bimbi			Chilwa North
		THM %	Slimes %	Ovz %	THM %	Slimes %	Ovz %
	ellipsoid bearing	50.00	50.00	30.00	30.00	100.00	20.00
	ellipsoid plunge	0.00	0.00	0.00	0.00	0.00	0.00
Anisotropy	ellipsoid dip	0.00	0.00	0.00	0.00	0.00	0.00
	major:semi-major	1.37	1.00	1.62	1.46	1.13	1.50
	major:minor	5.97	30.51	22.82	12.27	8.43	15.72
	Model Type	Exponential
	nugget	0.22	0.10	0.24	0.14	0.06	0.04
	sill	0.92	0.87	0.86	0.83	0.54	1.03
	horizontal ranges for pass 1	75	77	160	100	104	95
Variogram	vertical ranges for pass 1	20	20	20	20	20	20
Model	ranges for pass 2	113	116	240	150	156	143
	vertical ranges for pass 2	30	30	30	30	30	30
	ranges for pass 3	1000	1000	1000	1000	1000	1000
	vertical ranges for pass 3	50	50	50	50	50	50

Table 12: Estimation parameters for the November 2025 update of Mposa Main NE and SW domains (Chilwa Minerals, 2025b).

Parameters	Field	Mposa NE			Mposa SW
		THM %	Slime %	Ovz %	THM %	Slime %	Ovz %
	ellipsoid bearing	40.00	110.00	130.00	30.00	0.00	20.00
	ellipsoid plunge	0.00	0.00	0.00	0.00	0.00	0.00
Anisotropy	ellipsoid dip	0.00	0.00	0.00	0.00	0.00	0.00
	major:semi-major	1.67	1.00	2.35	2.78	1.00	1.46
	major:minor	18.74	18.75	15.67	12.21	17.80	14.03
	Model Type	Exponential
	nugget	0.10	0.44	0.16	0.15	0.23	0.07
	sill	0.96	0.73	0.85	1.08	0.71	0.98
	horizontal ranges for pass 1	111	119	106	88	96	67
Variogram	vertical ranges for pass 1	6	6	7	7	5	5
Model	ranges for pass 2	167	179	159	132	144	101
	vertical ranges for pass 2	9	10	10	11	8	7
	ranges for pass 3	300	300	300	300	300	300
	vertical ranges for pass 3	20	20	20	20	20	20

CHILWA MINERALS - TECHNICAL REPORT SUMMARY

The estimated block models of Mposa, Nkomato, Halala, Beacon and Namanja West are shone in Figure 6 to Figure 9 with the THM % distribution from the top view (Chilwa Minerals, 2025a and 2025b).

Figure 6. The Mposa block model (November 2025 update) with the estimated THM % in plan view (Chilwa Minerals, 2025b).

CHILWA MINERALS - TECHNICAL REPORT SUMMARY

Figure 7. The Halala block model with the estimated THM % in plan view (Chilwa Minerals, 2025a).

8340000N
8339500N
8339000N
8338500N
774750E
775250E
775750E
776250E
776750E
777250E
N
LEGEND
THM %
0.00 -> 1.00
1.00 -> 3.00
3.00 -> 5.00
5.00 -> 10.00
250m
Y
X

Figure 8. The Nkomato block model with the estimated THM % in plan view (Chilwa Minerals, 2025a).

CHILWA MINERALS - TECHNICAL REPORT SUMMARY

Figure 9. The Beacon (left) and Namanja West (right) block models with the estimated THM % in plan view (Chilwa Minerals, 2025a).

13.7	Relative Density (RD)

Density samples were taken according to normal industry standards. In situ wet and dry densities were determined using the sand-cone method. Sixty-four bulk density samples were taken, and the bulk density values range from 1.49 t/m3 to 1.78 t/m3. The average dry bulk density values per deposit are summarized in Table 13 (AMC, 2023).

Table 13. The average dry bulk density values per deposit (AMC, 2023).

Deposit	No. Samples	Min.	Max.	Average
Mposa	24	1.394	1.850	1.653
Mpyupyu	21	1.581	2.019	1.726
Bimbi Main	14	1.401	2.001	1.699
NE Bimbi	2	1.670	1.897	1.784
N Chilwa	3	1.405	1.584	1.490

CHILWA MINERALS - TECHNICAL REPORT SUMMARY

13.8	Block Model Validations

13.8.1	Visual Validation

The visual check on the block model sections generally correlates well with the input data. The blocks were coloured according to the THM % in the legend to compare with the drill holes with the same colour intervals (Figure 10 to Figure 18) (Chilwa Minerals, 2025a and 2025b).

Figure 10. Section 3 in the southern part of the Mposa deposit (6X vertical exaggeration) (November 2025 update) (Chilwa Minerals, 2025b).

SW
NE
CWACMPY-11005-75
CWACMPY-11006
CWACMPY-11006-25
MPYSD365
CWACMPY-11006-75
CWACMPY-11007
CWACMPY-11007-25
CWACMPY-11008
CWACMPY-11008-25
MPYSD369
CWACMPY-11008-50
MPYSD370
CWACMPY-11009
MPYSD3745
CWACMPY-11009-50
MPYSD372
CWACMPY-11009-75
CWACMPY-11010
Legend
THM %
0 - 1
1 - 3
3 - 5
5 - 15
15 - 45.08
5m
50m
N
1
2
1000m
8299500N
8298500N
8297500N
8296500N
8295500N
8294500N
772000E
773000E
774000E
775000E
776000E
777000E
778000E

Figure 11. Section 1 in the Dune area of the Mpyupyu deposit (6X vertical exaggeration) (Chilwa Minerals, 2025a).

CHILWA MINERALS - TECHNICAL REPORT SUMMARY

Figure 12. Section 2 in the Flat area of the Mpyupyu deposit (6X vertical exaggeration) (Chilwa Minerals, 2025a).

Figure 13. Section 1 in the Bimbi deposit (6X vertical exaggeration) (Chilwa Minerals, 2025a).

CHILWA MINERALS - TECHNICAL REPORT SUMMARY

Figure 14. Section 2 in the Bimbi NE deposit (6X vertical exaggeration) (Chilwa Minerals, 2025a).

N
S
CWACNKA-14006
CWACNKA-14000
CWACNKA-14001
WACNKA-14002
CWACNKA-14003
CWACNKA-14004
CWACNKA-14005
Legend
THM %
0 - 1
1 - 3
3 - 5
5 - 10
10 - 30.22
5m
50m
8340100N
8339600N
8339100N
8338600N
775100E
775600E
776100E
776600E
777100E
N
1
500m

Figure 15. Section 1 in the Nkotamo deposit (6X vertical exaggeration) (Chilwa Minerals, 2025a).

CHILWA MINERALS - TECHNICAL REPORT SUMMARY

N
S
CWACHAL-GC11
CWACHAL-GC12
CWACHAL-GC13
CWACHAL-13006
CWACHAL-GC14
CWACHAL-GC06
CWACHAL-GC07
CWACHAL-GC16
CWACHAL-GC17
CWACHAL-GC18
CWACHAL-GC19
Legend
THM %
0 - 1
1 - 3
3 - 5
5 - 10
10 - 23.96
5m
50m
8341500N
8341000N
8340500N
8340000N
777600E
778100E
778600E
779100E
779600E
780100E
500m
1

Figure 16. Section 1 in the Halala deposit (6X vertical exaggeration) (Chilwa Minerals, 2025a).

Figure 17. Section 1 in the Beacon deposit (6X vertical exaggeration) (Chilwa Minerals, 2025a).

CHILWA MINERALS - TECHNICAL REPORT SUMMARY

Figure 18. Section 1 in the Namanja West deposit (6X vertical exaggeration) (Chilwa Minerals, 2025a).

13.8.2	Average Grade Conformance

Comparisons of global average input composite data with the block model estimated grades of all the deposits in the June 2025 estimates compare reasonably well (Table 14). The higher difference in the THM % of Mposa was probably related to the high variances within the sonic samples (Chilwa Minerals, 2025a).

Table 14: Comparisons of global input data with block model grades for all the deposits in the June 2025 estimates (Chilwa Minerals, 2025a).

Deposit	Type	THM %	Slimes %	Oversize %
Mposa Main	Composite	4.43	17.51	16.60
	Block Model	3.89	18.67	17.07
	Difference	12%	-7%	-3%
Bimbi	Composite	5.21	22.51	17.11
	Block Model	4.31	23.04	17.52
	Difference	17%	-2%	-2%
Bimbi NE	Composite	2.58	19.42	5.24
	Block Model	2.57	20.16	4.99
	Difference	0%	-4%	5%
Mpyupyu Dune	Composite	6.43	28.89	9.41
	Block Model	6.14	29.27	9.33
	Difference	5%	-1%	1%
Mpyupyu Flat	Composite	4.14	21.80	5.46
	Block Model	3.94	20.84	5.83
	Difference	5%	4%	-7%
Nkotamo	Composite	3.82	18.40	24.96
	Block Model	3.70	19.11	24.83
	Difference	3%	-4%	1%
Halala	Composite	3.86	8.10	2.51
	Block Model	3.91	8.75	2.99
	Difference	-1%	-8%	-19%
Beacon	Composite	2.76	10.60	8.89
	Block Model	2.63	10.51	10.87
	Difference	5%	1%	-22%
Namanja West	Composite	3.48	7.47	4.10
	Block Model	3.66	6.97	4.39
	Difference	-5%	7%	-7%

Comparisons of global average input composite data with the block model estimated grades of all the deposits or domains of Mposa November 2025 update compare reasonably well (Table 15. The higher differences in Mposa North were probably related to the greater drilling grid of 200m x 50m (Chilwa Minerals, 2025b).

CHILWA MINERALS - TECHNICAL REPORT SUMMARY

Table 15: Comparisons of global input data with block model grades for the domains of Mposa in the November 2025 update (Chilwa Minerals, 2025b).

Deposit	Type	THM %	Slimes %	Oversize %
Mposa Main NE	Composite	5.57	18.93	15.43
	Block Model	5.44	17.44	16.35
	Difference	2%	8%	-6%
Mposa Main SW	Composite	3.05	25.34	14.56
	Block Model	2.93	25.76	14.79
	Difference	4%	-2%	-2%
Mposa North	Composite	1.94	18.05	32.96
	Block Model	2.13	13.54	40.16
	Difference	-10%	25%	-22%

13.8.3	Swath Plot Check

The average grade conformance is a global representation over the entire domain. To assess average grade conformance progressively across the deposits, swath plots were used. In these plots, both data and model estimates are averaged into Easting, Northing and RL slices and the conformance of grade is assessed for each slice, in a particular direction. Swath plots, QQ plots and Scatter plots were run for all the 9 deposits. The overall grade conformance on the swath plots was acceptable, and it can be seen in the plots that the trends of the block means follow the sample means closely (Chilwa Minerals, 2025a and 2025b).

CHILWA MINERALS - TECHNICAL REPORT SUMMARY

14.0	resource classification

The resource classification was primarily based on the drill hole density. The passes based on the variogram ranges, were used in the classification process. The flagged 1 and 2 blocks were classified as Indicated and the flagged 3 blocks were assigned as the Inferred in the June 2025 estimations. In the November 2025 Mposa update, the flagged 1 and some flagged 2 blocks were classified as Measured and the flagged 2 and 3 blocks were classified as Indicated. The coverage of the QEMSCAN samples were taken into consideration as the mineral assemblages in the THM were based on it. All the Mineral Resources were classified as Indicated except for Mopasa, Bimbi NE and Mpyupyu. (Figure 19 and Figure 21) (Chilwa Minerals, 2025a and 2025b).

Figure 19. The Mineral Resource classification on Mposa Main and North (Chilwa Minerals, 2025b).

CHILWA MINERALS - TECHNICAL REPORT SUMMARY

Figure 20. The Mineral Resource classification on Bimbi (Chilwa Minerals, 2025a).

CHILWA MINERALS - TECHNICAL REPORT SUMMARY

8299500N
8298500N
8297500N
8296500N
8295500N
8294500N
770500E
771500E
772500E
773500E
774500E
775500E
776500E
777500E
N
Flat
Dune
1000m
Legend
Indicated
Inferred
Holes of QEMSCAN Composites

Figure 21. The Mineral Resource classification on Mpyupyu (Chilwa Minerals, 2025a).

15.0	resource statement

The in situ Mineral Resource estimations reported from the block model with a 1.0% THM cut-off, are shown below for the project area (Table 16). The 1.0% THM cut-off were a practical as well as an economic reasonable value. The Cut-off grade used (1% THM) is derived from a previous resource estimation (AMC 2023) where, to support the economic potential and classification of the models, a preliminary pit optimization study was undertaken by AMC in July 2022. The conclusion was that both the open pit mining as well as processing and beneficiation methodologies had been considered and a conceptual economic analysis confirmed that the project could have a positive operating surplus. Cut-off assumptions were considered in the same AMC pit optimization / economic study and was found to be a reasonable assumption.

CHILWA MINERALS - TECHNICAL REPORT SUMMARY

Table 16. The Mineral Resource estimations of the Chilwa Deposits with a 1.0% THM cut-off as at 21 November 2025 (Chilwa Minerals, 2025a and 2025b).

						Minerals in Run of Mine (ROM)
Deposit	Category	Volume	Tons	THM	HMC	Ilmenite	Zircon	Leucoxene	Rutile	Garnet	Monazite	Slimes	Oversize	RD
		(million m³)	(million t)	(%)	(million t)	(%)	(%)	(%)	(%)	(%)	(%)	(%)	(%)
Mposa (Main)	Measured	12.5	21.3	4.4	0.95	3.00	0.39	0.40	0.04	0.12	0.02	19.9	15.9	1.70
Mposa (Main)	Indicated	1.8	3.1	2.8	0.09	1.85	0.26	0.25	0.02	0.08	0.01	31.2	14.0	1.70
Mposa (North)	Indicated	0.7	1.2	2.3	0.03	0.88	0.18	0.14	0.03	0.22	0.00	13.7	39.9	1.70
Bimbi	Indicated	3.0	5.1	4.55	0.23	3.85	0.25	N/A	0.11	N/A	N/A	22.4	18.0	1.70
	Inferred	1.4	2.4	3.79	0.09	3.21	0.21	N/A	0.09	N/A	N/A	24.4	16.5	1.70
Bimbi NE	Inferred	7.4	12.5	2.57	0.32	2.18	0.14	N/A	0.06	N/A	N/A	20.2	5.0	1.70
Mpyupyu (Dune)	Indicated	5.4	9.2	6.21	0.57	5.37	0.22	N/A	0.15	N/A	N/A	29.0	9.4	1.70
Mpyupyu (Flat)	Indicated	9.4	15.9	4.52	0.72	3.86	0.19	N/A	0.12	N/A	N/A	24.0	5.8	1.70
	Inferred	15.3	26.0	3.61	0.94	3.08	0.16	N/A	0.10	N/A	N/A	19.0	5.8	1.70
Nkotamo	Indicated	1.6	2.4	3.70	0.09	2.23	0.23	N/A	0.10	N/A	N/A	19.1	24.8	1.50
Halala	Indicated	5.8	8.7	3.79	0.33	2.28	0.19	N/A	0.09	N/A	N/A	9.0	3.0	1.50
Beacon	Indicated	0.7	1.0	2.63	0.03	1.82	0.16	N/A	0.08	N/A	N/A	10.5	10.9	1.50
Namanja West	Indicated	3.0	4.5	3.66	0.16	2.63	0.25	N/A	0.10	N/A	N/A	7.0	4.4	1.50
Total	Measured	12.5	21.3	4.44	0.95	3.00	0.39	N/A	0.04	N/A	N/A	19.9	15.9	1.70
Total	Indicated	31.4	51.1	4.40	2.2	3.45	0.21	N/A	0.11	N/A	N/A	20.4	9.4	1.63
Total	Inferred	24.1	40.9	3.30	1.35	2.81	0.16	N/A	0.09	N/A	N/A	19.7	6.2	1.70
Grand Total		68.0	113.4	4.01	4.54	3.13	0.23	N/A	0.09	N/A	N/A	20.1	9.5	1.67

CHILWA MINERALS - TECHNICAL REPORT SUMMARY

16.0	Conclusion and recommendations

Under the assumptions presented in this Report, the Chilwa Minerals Sand Project represents a substantial Mineral Resource that warrants technical evaluation and studies.

Additional work is justified on the Project to upgrade the mineral resource confidence categories.

Belenos recommended the following:

●	Infill drilling in the Inferred areas to increase the confidence level to higher categories.

●	XRF and QEMSCAN analysis in areas that that are not well covered to increase the confidence level to higher categories.

●	Use the QEMSCAN data to estimate the garnet values in the block models.

●	Updating the resource models periodic per deposit area as soon as all the new drilling assay and QEMSCAN data are available per deposit area.

●	Define the optimum THM % cut-off together with a maximum Slimes % from the metallugical testings for the economic mining process and re-model the base clay footwall on all deposits accordingly.

17.0	REFERENCES

AMC., 2016. Technical report on the estimation of mineral resources, Chilwa HMS Project. Mota Engil Africa. November 22, 2016.

AMC., 2023. Independent Geologist’s Report, Chilwa Minerals Ltd.

Bloomfield, K., 1965. The geology of the Zomba area. Geological Survey Department Bulletin 16.

Brinkmann, K., 1991. Preliminary Note on the Occcurance of Heavy Mineral Sands in the Lake Chilwa Area. German Geological Advisory Group.

Brinkmann, K., 1992. On the Heavy Mineral Potential of Lake Chilwa Area. Progress Report No 2.

Brinkmann, K., 1993. The Heavy Mineral Potential of the Lake Chilwa Area. The Mpyupyu/Kachulu Deposit. Final Report. German Geological Advisory Group.

Britannica, 2026. https://www.britannica.com/place/Malawi/Resources-and-power

Chilwa Minerals., 2024. Annual Report 2024.

Chilwa Minerals., 2025a. Report RE02-062025: Modelling and Mineral Resource Estimation of the Chilwa Mineral Sand Deposits Final, June 2025.

Chilwa Minerals., 2025b. Report RE03-112025: Mposa Modelling and Mineral Resource Estimation Update of the Chilwa Mineral Sand Deposits Final, June 2025.

CSA Global., 2012. Memorandum, A Review of Tate Minerals Malawi HMS Projects.

Garson, M.S., 1960. The Geology of the Lake Chilwa Area. Geological Survey Department of the Nyasaland Protectorate. Bulletin No. 12.

SGS Report, 2018. SGS Report-18-154 Cosamo (Pty) Ltd Mineralogical Analysis Final.

Schlüter, T., 2008. Geological Atlas of Africa, with Notes on Stratigraphy, Tectonics, Economic Geology, Geohazards, Geosites and Geoscientific Education of Each Country, 2nd ed. xi + 307 pp. + CD-ROM. Berlin, Heidelberg, New York: Springer-Verlag.

Wallmach T., Reyneke L., Horsch, H. and Whiteman, E. 2008. Shedding light and electrons on altered ilmenites and leucoxenes. Ninth International Congress for Applied Mineralogy, ICAM, 2008, AusIMM Proceedings, 567-578.

Wikipedia, 2025. https://en.wikipedia.org/wiki/Malawi#Economy